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                                                                      EXHIBIT 1

                                      AGREEMENT

                                       Between

                          NORTH PACIFIC MINING CORPORATION,
                                an Alaska corporation

                                         and

                          USMX, INC., a Delaware corporation

                          Dated Effective December 16, 1994


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                                  TABLE OF CONTENTS


R E C I T A L S..............................................................  1

1.  DEFINITIONS..............................................................  1
    1.1  "ADVANCE MINIMUM ROYALTY"...........................................  1
    1.2  "AFFILIATE".........................................................  2
    1.3  "AGREEMENT".........................................................  2
    1.4  "AIDEA REIMBURSEMENT AGREEMENT".....................................  2
    1.5  "APPROVALS".........................................................  2
    1.6  "AREA OF INTEREST"..................................................  2
    1.7  "CIRI"..............................................................  2
    1.8  "COMMERCIAL PRODUCTION".............................................  3
    1.9  "DEVELOP" or "DEVELOPMENT"..........................................  3
    1.10 "EFFECTIVE DATE"....................................................  3
    1.11 "EQUIPMENT AND FIXTURES"............................................  3
    1.12 "EXPLORATION" or "EXPLORE"..........................................  4
    1.13 "FEASIBILITY REPORT"................................................  4
    1.14 "LEASE(S)"..........................................................  7
    1.15 "LETTER AGREEMENT"..................................................  7
    1.16 "MINERALS"..........................................................  7
    1.17 "MINING" or "MINE"..................................................  7
    1.18 "MINING VENTURE AGREEMENT"..........................................  8
    1.19 "NET RETURNS ROYALTY"...............................................  8
    1.20 "NOTICE" or "NOTIFY"................................................  8
    1.21 "OPERATING STIPULATIONS"............................................  8
    1.22 "OPERATIONS"........................................................  8
    1.23 "PRODUCTION DECISION"...............................................  8
    1.24 "PROPERTY"..........................................................  8
    1.25 "RECLAMATION".......................................................  8
    1.26 "TECHNICAL STUDIES".................................................  9
    1.27 "TRANSFER DATE".....................................................  9
    1.28 "USMX STOCK"........................................................  9

2.  GRANT BY NPMC OF EXCLUSIVE RIGHTS TO USMX................................  9

3.  USMX'S RIGHT TO ACQUIRE PROPERTY; NPMC'S SECURITY INTERESTS.............. 10

4.  PAYMENT BY USMX-TO NPMC.................................................. 11

5.  NPMC ELECTION RIGHTS..................................................... 18
    5.1  Mining Venture Agreement............................................ 18
    5.2  Net Returns Royalty................................................. 19
    5.3  Notice of Election.................................................. 20

6.  DEADLINE FOR COMMENCEMENT OF COMMERCIAL PRODUCTION; ADVANCE MINIMUM
    ROYALTIES................................................................ 20

7.  CONDUCT OF OPERATIONS; MAINTENANCE OF PROPERTIES AND AIDEA REIMBURSEMENT
    AGREEMENT................................................................ 22

8.  ACQUISITIONS WITHIN THE AREA OF INTEREST................................. 22


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9.  ASSIGNMENT, INUREMENT AND PREFERENTIAL PURCHASE RIGHT.................... 23

10. FORCE MAJEURE............................................................ 26

11. COOPERATION OF NPMC...................................................... 27

12. PRESS RELEASES........................................................... 27

13. CONFIDENTIALITY.......................................................... 28

14. TIME OF THE ESSENCE...................................................... 29

15. APPROVALS OF BOARDS OF DIRECTORS......................................... 29

16. GOVERNING LAW............................................................ 29

17. MEMORANDUM OF AGREEMENT.................................................. 30

18. NOTICES.................................................................. 30

19. SURRENDER OF PROPERTIES AND AGREEMENT.................................... 31

20. SHAREHOLDER HIRE......................................................... 31

21. BIDDING OPPORTUNITY...................................................... 32

22. ENTIRE AGREEMENT......................................................... 32

23. SURVIVAL OF OBLIGATIONS.................................................. 32

                                       EXHIBITS

              A - Property Description
                   Part 1 - Leases
                   Part 2 - Equipment and Fixtures
                   Part 3 - Area of Interest
              B - Operating Stipulations
              C - Net Returns Royalty
              D - Demand and Piggyback Registration Rights
              E - Mining Venture Agreement
                   Schedule 1
                        Part 1 - Properties and Title Exceptions
                        Part 2 - Area of Interest
                        Part 3 - Equipment and Fixture
                   Schedule 2 - Accounting Procedure
                   Schedule 3 - Tax Matters
                   Schedule 4 - Net Returns
                   Schedule 5 - Insurance
                   Schedule 6 - Operating Stipulations


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                                      AGREEMENT

THIS AGREEMENT is made and entered into effective as of December 16, 1994, regardless of the dates upon which it actually is signed by the parties hereto, by and between NORTH PACIFIC MINING CORPORATION, an Alaska corporation ("NPMC"), and USMX, INC., a Delaware corporation ("USMX") (hereinafter collectively referred to as "the Parties").

                                   R E C I T A L S

    A. On July 25, 1994, NPMC and USMX entered into a Letter Agreement with respect to certain property interests owned by NPMC in the Mt. McKinley and Nulato Recording Districts of Alaska.

    B. USMX has made the property payments, met the work commitments and fulfilled the other conditions provided for in that Letter Agreement.

    NOW, THEREFORE, in consideration of the payment by USMX to NPMC of the sum of $50,000, the receipt and adequacy of which hereby are acknowledged by NPMC, and in consideration of the mutual covenants of the parties contained herein, NPMC and USMX hereby agree as follows:

1.  DEFINITIONS

    For purposes of this Agreement, the following terms shall have the following definitions:

    1.1 "ADVANCE MINIMUM ROYALTY" means the required annual payment to be made by USMX to NPMC as provided in Section 6 of this Agreement.

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    1.2  "AFFILIATE" means any person, partnership, joint venture, corporation, or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with any party hereto. For purposes of the preceding sentence, "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust, or otherwise. The term Affiliate also includes any entity in which a Party or its Affiliate holds at least a 20% interest. As of the Effective Date, Affiliates of USMX include but are not limited to USMX of Alaska, Inc. and Pegasus Gold Inc., and Affiliates of NPMC include, but are not limited to, CIRI.

    1.3 "AGREEMENT" means this Agreement, including all written and executed amendments and modifications hereof, and all attached exhibits and schedules, which are incorporated herein by this reference.

    1.4 "AIDEA REIMBURSEMENT AGREEMENT" means that certain agreement dated July 18, 1992, between the Alaska Industrial Development and Export Authority and NPMC.

    1.5 "APPROVALS" means all federal, state, local and other governmental and private permits, licenses, approvals, easements and any other waivers, non-objections or authorizations necessary to achieve and sustain Commercial Production.

    1.6 "AREA OF INTEREST" means the lands described in Part 3 of Exhibit "A" hereto.

    1.7 "CIRI" means Cook Inlet Region, Inc., an Alaska Native Regional Corporation organized and existing in accordance with the

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provisions of the Alaska Native Claims Settlement Act, 43 U.S.C.
Section 1601 ET SEQ. and the Alaska Corporations Code.

    1.8 "COMMERCIAL PRODUCTION" means the delivery to a bona fide purchaser of Minerals, ores, concentrates or other products derived from Minerals Mined on a continuing basis from a Lease, for a period of forty-five (45) consecutive days at not less than seventy percent (70%) of the pro forma production capacity of the mine and related facilities as set forth in the Feasibility Report. Deliveries of Minerals, ores, concentrates or other products from a Lease resulting from pilot or test operations shall not constitute Commercial Production. USMX shall notify NPMC not more than ten (10) days after having begun what USMX reasonably and in good faith believes is the forty-five (45) day Commercial Production period referred to herein, and also within ten (10) days after having achieved Commercial Production.

    1.9 "DEVELOP" or "DEVELOPMENT" means all preparations for the removal and recovery of Minerals from the Property, including, if necessary, the construction of roads, the construction and installation of a mill and the construction or installation of any other improvements to be used for the Mining, handling, milling, processing, or other beneficiation of Minerals produced from the Property.

    1.10 "EFFECTIVE DATE" means the effective date of this Agreement which is December 16, 1994.

    1.11 "EQUIPMENT AND FIXTURES" means those certain items of equipment and fixtures (whether owned or leased) which are described in Part 2 of Exhibit "A."

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    1.12 "EXPLORATION" or "EXPLORE" means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Minerals.

    1.13 "FEASIBILITY REPORT" means a study and a written report prepared by USMX and reviewed by a qualified third party, or prepared by such third party, or a combination thereof, that evaluates whether Minerals can be Mined, processed and marketed at a profit from a Lease on a sustained basis. Any such third party shall be selected and paid solely by USMX. NPMC may, at its own cost, select a third party to review and comment upon a Feasibility Report prepared by or for USMX. A separate study and Feasibility Report shall be prepared for each Lease. Each such study and report shall be based upon all information available to USMX prior to the date of the Feasibility Report and the Feasibility Report shall contain such detail as is customary in the industry for an analysis of the technical and economic feasibility of Development and Mining of Minerals on the Property so that the Feasibility Report can be used by USMX's Board of Directors to make a Production Decision and by NPMC's Board of Directors to decide whether to acquire a participating interest in the Development and Mining of Minerals from the Lease. Without limiting the foregoing, each Feasibility Report shall provide cost estimates, projections as to material movements and ore grades on an annual basis, and economic evaluations based upon annual cash flow calculations for the life of the ore reserves determined to exist within the Lease as of the date of the Feasibility Report. Each study and report shall include but not be limited to the following:

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    (a)  An analysis of a proposal for Development and Mining, including analysis of (1) the type, grade, and quantity of Mineral reserves,
         (2)the proposed size, type, rated capacity, and placement of Mining, milling, and production equipment and facilities, (3) the proposed Mining, milling, and production rates, (4) the results of one or more Technical Studies undertaken to project the efficiency of proposed Mining, milling, and production techniques, (5) the facilities and methods proposed for treating, handling, and disposing of Mining, milling, and other processing waste, (6) all Approvals which might be required in order to Develop the Lease and to commence and sustain Commercial Production, (7) Reclamation requirements and any additional environmental concerns raised by the proposal, and (8) such other matters as are deemed by USMX to be appropriate for analysis;

    (b) Reasonable estimates of capital costs that would need to be incurred to implement the proposal for Development and Mining, which estimates shall include (1) reasonable estimates of material expenditures required to purchase, construct, and install all material buildings, machinery, equipment, and other facilities required to implement the proposal; and (2) reasonable estimates of material expenditures required to perform all other related work required to implement the proposal (including reasonable estimates of the cost of acquiring all Approvals and of any working capital requirements). Said estimates shall

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         include a specific schedule setting forth the timing of the estimated capital requirements for the proposal;

    (c) Reasonable estimates of the annual expenditures required during the first year of Mining after completion of the capital program described in subparagraph (b) above, and for subsequent years of Mining, including estimates of annual operating, maintenance, and administrative expenditures, material equipment leasing expenditures, material supply contract expenditures, capital expenditures for expansion or modification, working capital funding requirements, royalties, taxes (other than income taxes), insurance costs, and all other anticipated material costs of Mining;

    (d) Economic projections of the profitability of the proposal and the rate of return that would be realized by implementing the proposal, the sensitivity of those projections to changes in particular variables, and the risk that such variables will change in particular ways;

    (e) The known Mineral deposits and reserves, proven or probable, located on the Lease;

    (f) Such additional factual information, if any, respecting the proposal for Development and Mining, as might reasonably be expected to be required in the normal course of business by a state or federally regulated financial institution (or such other lender that may be approved by NPMC pursuant to this Agreement) to enable it to determine whether to loan to a Party its proportionate share of Development costs; provided, that the foregoing

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         is not intended to require independent consultants' reports or opinions; and

    (g) Such other information as USMX deems appropriate. Each Feasibility Report shall represent USMX's good faith effort to analyze the technical and economic feasibility of undertaking Development and Mining on a Lease in a manner that is reasonably sufficient to allow USMX to make its own internal determination of whether to undertake Development and Mining on the Lease.

    1.14 "LEASE(S)" means the Illinois Creek and/or the Round Top State of Alaska Mining Leases which are attached and more particularly described in
Part 1 of Exhibit "A," and any other leases which shall become subject to this Agreement pursuant to Section 8 hereof. NPMC represents, to the best of its knowledge, but without having made any inquiry or investigation, that the Illinois Creek and the Roundtop Leases are in good standing and not subject to any defects or claims of default by the Lessor.

    1.15 "LETTER AGREEMENT" means the Letter Agreement dated July 25, 1994 between NPMC and USMX.

    1.16 "MINERALS" means minerals as that term is used and defined in
Section 1.(1) in each of the Leases attached as Part 1 of Exhibit "A."

    1.17 "MINING" or "MINE" (when used as a verb), means the mining, extracting, producing, handling, milling, or other processing of Minerals from the Property and the Reclamation of lands affected thereby.

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    1.18 "MINING VENTURE AGREEMENT" means a Mining Venture Agreement which may be entered into by the Parties in the form attached as Exhibit "E" hereto.

    1.19 "NET RETURNS ROYALTY" means a royalty calculated and paid as provided in Exhibit "C" hereto.

    1.20 "NOTICE" or "NOTIFY" means notice given in accordance with the provisions of Section 18 of this Agreement.

    1.21 "OPERATING STIPULATIONS" means the operating requirements, standards and conditions set forth in Exhibit "B" hereto.

    1.22 "OPERATIONS" means the activities carried out or to be carried out under this Agreement.

    1.23 "PRODUCTION DECISION" means a decision and authorization by USMX's Board of Directors, made after completion of a Feasibility Report, to put a Lease into Commercial Production in accordance with the results of the Feasibility Report and study. A Production Decision shall be effective when Notice thereof has been delivered to NPMC.

    1.24 "PROPERTY" means the Leases, plus any other properties or interests in properties acquired by NPMC or USMX within the Area of Interest while this Agreement is in effect, as provided in Section 8 hereof.

    1.25 "RECLAMATION" means restoration of an area of Operations pursuant to and in accordance with the applicable provisions of each Lease, and with the requirements of all applicable federal, state or local laws or regulations, including any laws or regulations hereafter enacted.

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    1.26 "TECHNICAL STUDIES" means such geological, archeological, biological, chemical, climatic, hydrological, mechanical, metallurgical, meteorological, Mining, operational (including but not limited to such operational areas of concern as access, employee housing, equipment, fuel, power, transportation, water, waste disposal, and Reclamation), or other scientific or engineering studies relating to or affecting the Development of a mine, the Mining, processing, or marketing of Mineral resources therefrom, or the Reclamation thereof, the completion of which studies is reasonably necessary before a Feasibility Report can be completed.

    1.27 "TRANSFER DATE" means the date on which USMX pays to NPMC cash and/or stock with a value of Four Million Dollars ($4,000,000) as provided in Section 4 hereof.

    1.28 "USMX STOCK" means the $.001 par value voting common stock of USMX, the shares of which, upon issuance, are fully paid-up and non-assessable.

2.  GRANT BY NPMC OF EXCLUSIVE RIGHTS TO USMX

    NPMC hereby grants to USMX the sole and exclusive rights, subject to the terms and conditions of this Agreement (including but not limited to the conditions that USMX prepare a Feasibility Report and make a Production Decision before acquiring the Property), to Explore and Develop the Property and to Mine, remove, process and sell Minerals produced from the Property.

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3.  USMX'S RIGHT TO ACQUIRE PROPERTY; NPMC'S SECURITY INTERESTS

    Promptly after a Production Decision, and subject to the provisions of
Section 4 below, USMX shall Notify NPMC in writing of same (such Notice is hereinafter referred to as the "Production Decision Notice"). On the Transfer Date, NPMC shall transfer to USMX, by deeds, assignments or other instruments of transfer reasonably requested by USMX and its counsel, all of NPMC's right, title and interest in and to the Property including the Equipment and Fixtures. NPMC's transfer to USMX shall be free and clear of liens and encumbrances created by, through or under NPMC or CIRI (other than NPMC's security interest referred to herein), but without any other warranties. Concurrently with such transfer, USMX shall grant to NPMC a perfected first priority security interest in the Property including the Equipment and Fixtures, in a form reasonably requested by NPMC and its counsel, securing USMX's obligations under this Agreement. NPMC's security interests shall terminate upon USMX's having achieved Commercial Production, and NPMC shall execute such instruments as are reasonably requested by USMX and its counsel to release NPMC's security interests. NPMC shall only subordinate its security interests to a state or federally regulated financial institution (or to such other lender as is approved in advance by NPMC, which approval shall not be unreasonably withheld) that agrees to provide project financing to enable USMX to achieve Commercial Production, and only to the extent that the proceeds of such financing are actually expended on or for the benefit of the Property. Such subordination shall be at the request of the lending institution and shall be on terms reasonably acceptable to NPMC and its counsel. NPMC and USMX

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expressly acknowledge that NPMC shall not be required to subordinate its security interest to any other lien, including without limitation any lien to secure financing for Exploration Operations on the Property.

4.  PAYMENT BY USMX-TO NPMC

    4.1 In the event USMX makes a Production Decision, USMX shall deliver to NPMC consideration consisting of cash and/or shares of USMX Stock with a value of Four Million Dollars ($4,000,000) (the "Production Decision Payment") as follows:

         (a) USMX may elect to pay the Production Decision Payment entirely in cash, in which case USMX shall wire transfer Four Million Dollars ($4,000,000) to an account designated by NPMC within thirty (30) days of the date of the Production Decision Notice; or

         (b) subject to the provisions of section 4.2, USMX may elect to pay all or a portion of the Production Decision Payment in shares of USMX Stock, in which case USMX shall provide written Notice to NPMC within thirty (30) days of the date of the Production Decision Notice stating (i) that USMX desires to pay all or a portion of the Production Decision Payment in shares of USMX Stock,
(ii) specifying the amount of the Production Decision Payment to be paid in cash and the amount of the Production Decision Payment to be paid in shares of USMX Stock, and (iii) showing the computation of the number of shares of USMX Stock to be issued in payment of such portion of the Production Decision Payment to be paid in shares of USMX Stock (such shares of USMX Stock are hereinafter referred to as the "Shares"), which number

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shall be equal to (A) the amount of the Production Decision Payment to be paid in shares of USMX Stock divided by (B) the average closing price of USMX Stock on the Nasdaq National Market, the New York Stock Exchange or the American Stock Exchange, as the case may be, for the thirty (30) trading days immediately preceding the earlier to occur of (i) any public announcement of the Production Decision, or (ii) the date of the Production Decision Notice (the "Average Price").

     4.2  The provisions of Section 4.1 notwithstanding,

         (a) USMX may pay all or a portion of the Production Decision Payment in Shares if and only if the USMX Stock is traded on the Nasdaq National Market, the New York Stock Exchange or the American Stock Exchange at the time USMX delivers the Notice of its intent to pay all or a portion of the Production Decision Payment in Shares and the USMX Stock can reasonably be anticipated to continue to be so traded at least through the date on which the Resale Prospectus can reasonably be anticipated to be available for use by NPMC; and

          (b) in the event USMX elects to deliver Shares in payment of all or a portion of the Production Decision Payment, (A) if the Shares, when issued, would represent more than ten percent (10%) of the issued and outstanding shares of USMX Stock (after giving effect to the issuance of the Shares), NPMC may require USMX (by written Notice to USMX) to pay such portion of the Production Decision Payment in cash as shall be necessary to reduce the number of Shares to such number as shall represent 9.9% of the issued and outstanding shares of USMX Stock (after giving effect to such issuance), and (ii) if the Shares, when issued, would represent

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less than two and one-half percent (2.5%) of the issued and outstanding shares of USMX Stock (after giving effect to the issuance of the Shares), NPMC shall have the right, by written Notice to USMX, to require USMX to pay the Production Decision Payment entirely in cash as provided in clause (a) of
Section 4.1 above, which payment shall be made within five (5) days of receipt of NPMC's Notice to USMX.

    4.3 In the event USMX elects to deliver Shares in payment of all or a portion of the Production Decision Payment, the following provisions shall apply:
         (a) USMX shall give all notices, file all listing applications and make any and all other filings or applications, including all notices to and filings with the Nasdaq Stock Market, the New York Stock Exchange or the American Stock Exchange, as the case may be, as may be required to lawfully issue the Shares and to comply with the rules and regulations of any such organization with respect to the issuance of the Shares. In addition, USMX shall use its best efforts to ensure that the USMX Stock remains eligible for trading on the Nasdaq National Market, the New York Stock Exchange or the American Stock Exchange at all times during which NPMC holds Shares and has registration rights under this Agreement, including under Exhibit D hereto.

         (b) Promptly following the date of the Production Decision Notice, but in no event more than sixty (60) days thereafter, USMX shall file with the Securities and Exchange Commission (the "SEC") on an appropriate form a registration statement covering resales by NPMC of the Shares (the "Registration Statement"). USMX shall use its best efforts to cause the

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Registration Statement to be declared effective as soon as practicable thereafter, but in any event within one hundred and fifty (150) days after the date of the Production Decision Notice. NPMC shall, upon request by USMX, provide all information relating to NPMC required to be included in the Registration Statement.

         (c) If (i) USMX is unable to cause the Registration Statement to be declared effective within one hundred and fifty (150) days after the date of the Production Decision Notice, (ii) it becomes reasonable to believe during such one hundred and fifty (150) day period that USMX will be unable to cause the Registration Statement to be declared effective within such period, or (iii) the USMX Stock ceases to be traded on the Nasdaq National Market, the New York Stock Exchange or the American Stock Exchange prior to the time that the Registration Statement is declared effective, then, in any such event, NPMC and USMX each shall have the right, by written Notice to the other, to require USMX to pay the Production Decision Payment entirely in cash as provided in clause (a) of section 4.1 above, which payment shall be made within fifteen (15) business days of receipt of NPMC's Notice to USMX.

         (d) No later than two days after the date on which the Registration Statement is declared effective by the SEC, USMX shall deliver to NPMC a copy of the prospectus which comprised a part of the Registration Statement (the "Resale Prospectus") together with an opinion of counsel reasonably acceptable to NPMC (which opinion shall be addressed to NPMC and shall expressly authorize NPMC to rely thereon) to the effect that (i) the Registration Statement has been declared effective, (ii) no stop order is in effect, and (iii) the Shares may be resold in the manner described in the Resale

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Prospectus without restriction of any kind other than compliance with a prospectus delivery requirement and compliance with applicable state securities laws, if any. (Upon request, USMX shall also register or qualify the Shares at USMX's expense under such state securities or blue sky laws as NPMC shall reasonably request; provided, however, that such obligation shall be limited in the same manner as such obligation is limited in Exhibit D to this Agreement.)

         (e) Concurrently with the delivery of the Resale Prospectus, USMX shall (i) issue the Shares and shall deliver the certificates evidencing the Shares to NPMC, and (ii) shall pay by wire transfer to an account designated by NPMC that portion of the Production Decision Payment, if any, which is to be paid in cash. The certificates evidencing the Shares shall initially bear the following legend:

         The shares evidenced by this certificate are restricted securities and may not be sold or transferred except in compliance with the registration requirements of the Securities Act of 1933 or with an applicable exemption from such registration requirement.

USMX shall instruct the transfer agent for its Common Stock to facilitate without delay the issuance of certificates not bearing any restrictive legends in connection with any resales by NPMC covered by the Registration Statement.

         (f) USMX shall use its best efforts to keep the Registration Statement effective and the Resale Prospectus available for use by NPMC for a period of thirty-six (36) months commencing with the date the Resale Prospectus is delivered to NPMC (the "Shelf Registration Period"). In the event at any time during

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the Shelf Registration Period, USMX believes that the Resale Prospectus may not lawfully be used for resales by NPMC for any reason, USMX shall immediately notify NPMC and USMX shall promptly take such action as may be necessary to enable NPMC to again use the Resale Prospectus, including the filing of a post-effective amendment to the Registration Statement. In the event NPMC is unable to use the Resale Prospectus for any period or periods during the initial Shelf Registration Period, then the Shelf Registration Period shall be extended by the number of days in such period or periods.

         (g) USMX shall be responsible for all fees incurred by it in connection with the filing of the Registration Statement and with maintaining the effectiveness of the Registration Statement during the Shelf Registration Period, including, without limitation, all Commission filing fees, telephone and delivery expenses, fees and disbursements of counsel for USMX, fees and disbursements of the auditors and accountants for USMX and costs of delivering a reasonable number of copies of the Resale Prospectus and all amendments thereto included in the Registration Statement or any post-effective amendment thereto. NPMC shall be responsible for the fees and disbursements of its own advisors, and all expenses of sale, including any commissions and expenses of underwriters or selling agents solely attributable to the Shares being offered and sold by NPMC.

         (h) Following the expiration of the Shelf Registration Period, if, in NPMC's reasonable judgment, NPMC is unable to resell the Shares which it may continue to hold without restriction (whether in reliance on Rule 144 (k) or any similar rule), then

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NPMC shall have the registration rights (two demand registrations and unlimited piggyback registrations) set forth in Exhibit D to this Agreement for an additional period of four years following the expiration of the Shelf Registration Period.

         (i) As provided in Section 3 of this Agreement, NPMC shall have no obligation to transfer title to the Property, Fixtures or Equipment until the Transfer Date. If USMX fails to comply with any of its obligations or to perform any of its covenants under this Section 4, such failure shall constitute a breach of this Agreement. NPMC shall have no obligation to transfer title to the Property, Fixtures, or Equipment to USMX in the event of any breach by USMX prior to the Transfer Date. The time period for achieving commercial Production shall not be extended as the result of any delay in the occurrence of the Transfer Date.

         (j) The indemnification provisions set forth in Exhibit D to this Agreement shall apply with respect to the registration contemplated by this
Section 4.

         (k) During the period from the beginning of the thirty (30) day trading period over which the Average Price is computed through the date on which the Shares are issued, USMX shall not declare or set a record date for the payment of any dividend or distribution with respect to the USMX Stock or effect or set a record date with respect to a stock split or similar transaction with respect to its capital stock which would affect the value of the USMX Stock.

         (l) Acknowledging that NPMC may be acquiring shares of USMX Stock pursuant to the terms of this Agreement, NPMC makes the following representations to USMX in connection with such potential acquisition of the Shares: (i) NPMC is experienced in and knowledgeable with regard to the business which USMX conducts and intends to conduct and, by reason of NPMC's business and financial experience, NPMC is capable of evaluating the risks and merits of acquiring and holding Shares as contemplated by this Agreement, (ii) NPMC has reviewed the filings made by USMX under the Securities Exchange Act of 1934 and has had the opportunity to ask questions and receive answers from USMX regarding the business and financial affairs of USMX, and (iii) NPMC is able to bear the economic risk of an investment in the Shares. In addition, NPMC agrees to provide USMX with such additional representations as USMX may reasonably request in connection with the issuance of the Shares by USMX or the resale of the Shares by NPMC.

5.  NPMC ELECTION RIGHTS

    Within ten (10) days after completion of each Feasibility Report, USMX shall provide NPMC with a complete copy of same. Within ten (10) days after USMX has obtained all Approvals and has made a Production Decision as to the Lease covered by the Feasibility Report, whichever occurs later, USMX shall so Notify NPMC in writing. Within sixty (60) days after receipt of that Notice, NPMC shall elect in writing to do one of the following:

    5.1 MINING VENTURE AGREEMENT: To enter with USMX into a Mining Venture Agreement attached as Exhibit "E" effective as of that election, in which event USMX shall transfer to NPMC an undivided twenty-five percent (25%) interest in the Lease which is the subject of the Production Decision, and USMX's and NPMC's respective interests in that Lease shall thereafter be subject to that Mining Venture Agreement (in lieu of forming a mining venture, the parties may, by mutual agreement, elect to create a Limited Liability Company to be organized, managed and operated in substantially the same way as described in the Mining Venture Agreement attached as Exhibit "E.") Such transfer shall be without warranties of title by USMX, except as to parties claiming by, through or under USMX; PROVIDED, HOWEVER, if USMX has obtained project financing, NPMC's twenty-five percent (25%) interest shall be subject to any security interests granted by USMX for such project financing. NPMC shall however only be responsible for its proportionate share of expenses incurred from and after the date of its election to acquire an undivided twenty-five percent (25%) interest, and NPMC shall have no liability for any costs or expenses incurred by USMX prior to that date, including but not limited to loans incurred by USMX for which USMX has granted a security interest and NPMC has agreed to subordinate its perfected priority security interest in the Lease pursuant to Section 3 of this Agreement. Upon the effective date of the Mining Venture Agreement, except as to Sections 6 and
9.1 hereof, this Agreement shall no longer be of any force or effect as to the Lease covered by the Mining Venture Agreement, and the relationship between NPMC and USMX concerning such Lease thereafter shall be governed exclusively by the Mining Venture Agreement.

                                       OR

    5.2 NET RETURNS ROYALTY: To receive a five percent (5%) Net Returns Royalty, in which event USMX shall execute, acknowledge and deliver to NPMC, and NPMC shall execute, acknowledge and accept, a conveyance of royalty in the form attached as Exhibit "C."

    5.3  NOTICE OF ELECTION:   If NPMC fails to Notify USMX in writing within
the above-described sixty (60) day period as to whether NPMC elects the alternative in Section 5.1 or the alternative in section 5.2, NPMC shall be deemed to have elected the alternative set forth in Section 5.2; provided, however, that NPMC's sixty (60) day election period shall be extended during any period in which transfer of the USMX stock or payment of the purchase price is delayed as provided in Section 4; and in no event shall NPMC be required to make such election prior to the Transfer Date. A separate election shall be made as provided herein for each Lease and for each additional property within the Area of Interest that becomes subject to this Agreement pursuant to Section 8, provided that such property includes at least 2,000 contiguous acres. If the additional property contains fewer than that number of acres and is not included within a separate lease, then for purposes of this Agreement, it shall be treated as though it were part of the Lease to which most of such acreage is closest.

6.   DEADLINE FOR COMMENCEMENT OF COMMERCIAL PRODUCTION; ADVANCE MINIMUM
ROYALTIES

    6.1 USMX shall have three (3) years from the Effective Date in which to achieve Commercial Production from at least one of the Leases. If Commercial Production from at least one of the Leases has not been achieved by that date, then in order to keep this Agreement in effect and retain its interest in the Property, USMX shall pay to NPMC an Advance Minimum Royalty of Three Hundred Thousand Dollars ($300,000) on that date and on each subsequent anniversary of the Effective Date of this Agreement thereafter during which the achievement of Commercial Production is delayed and USMX continues to hold the Property and maintain its rights under this Agreement; PROVIDED, HOWEVER, that if Commercial Production from at least one of the Leases has not been achieved within five (5) years from the Effective Date, then this Agreement shall terminate and shall be of no further force or effect, and USMX shall assign immediately the Property to NPMC free and clear of all liens and encumbrances arising by, through or under USMX.

    6.2 Each Advance Minimum Royalty payment shall be increased by an amount equal to the $300,000 annual payment provided for above multiplied by a fraction, the numerator of which is the Price Index on the Effective Date of this Agreement and the denominator of which is the Price Index for the month immediately preceding the annual Minimum Advance Royalty payment. Price Index means the simple average of the following indices published by the United States Department of Labor, Bureau of Labor Statistics: (1) Price Index Urban Wage Earners, All Cities 1982-84 = 100 and (ii) Wholesale Price Index Nonferrous Metals 1967 = 100. If either of the foregoing indices should cease to be available, the best available substitute shall be used.

    6.3 Advance Minimum Royalties paid pursuant to this Section 6 shall be carried forward as credits until fully recouped from Participating Interest or Net Returns payments otherwise due NPMC according to the Mining Venture Agreement attached as Exhibit "E" hereto (if NPMC elects the alternative in Section 5.1) or the Net Returns Royalty as described in Exhibit "C" hereto (if NPMC elects the alternative in Section 5.2); provided that, if all of the Advance Minimum Royalties have not been recouped fully by the time that USMX permanently ceases production from the Property, NPMC shall be entitled to retain all unrecouped Advance Minimum Royalties.

7. CONDUCT OF OPERATIONS MAINTENANCE OF PROPERTIES AND AIDEA REIMBURSEMENT AGREEMENT

    USMX shall conduct all Operations on the Property in accordance with the Operating Stipulations. Subject to its surrender rights under Section 19 below, USMX shall, for so long as this Agreement is in effect, maintain in good standing all agreements and Leases constituting any part of the Property including payment of all required rentals and filing fees, performance of any required assessment work and payment of all taxes due with respect to the Property other than taxes which may become due and payable by NPMC as a result of royalties or other payments received by NPMC pursuant to this Agreement. If at any time while this Agreement remains in effect NPMC shall become obligated to pay any monies to AIDEA pursuant to the AIDEA Reimbursement Agreement, USMX shall satisfy said obligation unless as of such time the Mining Venture Agreement is in effect, in which event such payment shall be treated as a joint venture expense thereunder.

8.  ACQUISITIONS WITHIN THE AREA OF INTEREST

    If either NPMC or USMX acquires any interest in any property or a right to acquire any property within the Area of Interest while this Agreement remains in effect, such interest automatically shall become subject to this Agreement, and the party acquiring such interest shall execute such instruments of conveyance or transfer as may be appropriate to make that interest a part of the Property subject to this Agreement.

9.  ASSIGNMENT, INUREMENT AND PREFERENTIAL PURCHASE RIGHT

    9.1 Until Commercial Production has been achieved from at least one of the Leases, USMX may not assign or transfer any of its interests under this Agreement or the Property to any third party without the prior written consent of NPMC.

    9.2 After Commercial Production has been achieved from at least one of the Leases, USMX shall be entitled to assign its interests under this Agreement or the Property without the prior consent of NPMC, subject to the following conditions:

         (a) No transfer of all or any part of USMX's interest in this Agreement or the Property shall be valid unless and until USMX has provided to NPMC Notice of the proposed transfer, and the transferee, as of the effective date of the transfer, has committed in writing to be bound by this Agreement to the same extent as USMX;

         (b) No transfer permitted by this Section 9 shall relieve USMX of its responsibility for the performance of all obligations, whether accruing before or after such transfer, which arise out of Operations conducted according to this Agreement, unless NPMC specifically releases USMX from such obligations;

         (c) Other than the granting of a security interest to a financial institution or lender as described in Section 3, or a transfer pursuant to foreclosure thereof, a transfer may only be made to a transferee (i) that has been engaged primarily in the business of Exploring for, Mining or producing Minerals for at least two years preceding the date of the proposed transfer, or that has received an exemption for the transfer under applicable securities laws, (ii) that is at least as financially qualified as USMX, and (iii) if the proposed transferee will also become the Manager of a Mining Joint Venture formed pursuant to Exhibit "E," then such transferee shall have demonstrated experience in Development and Mining operations comparable to the operations then being conducted or proposed to be conducted pursuant to this Agreement; and

         (d) Upon any transfer resulting from foreclosure or other enforcement of rights in a security interest, the acquiring third party shall be deemed to have assumed the position of USMX with respect to this Agreement and NPMC, and it shall comply with and be bound by the terms and conditions of this Agreement.

    9.3 Except as otherwise provided in Section 9.4, if USMX desires to transfer all or any part of its interest in this Agreement or the Property, then in addition to other rights and restrictions on transfer set forth herein, NPMC shall have a preferential right to purchase such interests as hereafter provided:

         (a) USMX shall promptly Notify NPMC of its intent to transfer all or any part of its interest in this Agreement or the Property. The Notice shall state the price and all other pertinent terms and conditions of the intended transfer, and shall be accompanied by a copy of the offer or contract for sale. NPMC shall have thirty (30) days from the date such Notice is delivered to Notify USMX whether it elects to acquire the offered interest at the same price and on the same terms and conditions as are set forth in the Notice. If it does so elect, the transfer shall be consummated promptly after Notice of such election is delivered to USMX;

         (b) If NPMC fails to so elect within the period provided for in the preceding subsection 9.3(a), USMX shall have ninety (90) days following the expiration of such period to consummate the transfer to the third party at a price and on terms no more favorable to the third party than those offered by USMX to NPMC in the Notice required by this Section 9.3;

         (c) If USMX fails to consummate the transfer to the third party within the period set forth in subsection 9.3(b), the preferential purchase right of NPMC in such offered interest shall be deemed to be revived, and any subsequent proposal to transfer such interest shall be conducted in accordance with all of the procedures set forth in this Section 9.3; and

         (d) Only United States currency shall be used as consideration for transfers.

    9.4  Section 9.3 shall not apply to the following:

         (a) A transfer by USMX of all or any part of its interest in this Agreement or the Property to an Affiliate;

         (b) A transfer by USMX, pursuant to a corporate merger, consolidation, amalgamation or reorganization of USMX by which the surviving entity shall possess substantially all of the stock, or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of USMX; or

         (c) The grant by USMX of a security interest in any interest in this Agreement or the Property by mortgage, deed of trust, pledge, lien or other encumbrance in order to secure financing from a state or federally regulated lending institution or such other lender as is approved in advance by NPMC, which approval shall not be withheld unreasonably by NPMC, for the purpose of providing financing to enable USMX to achieve Commercial Production.

    9.5 Subject to the foregoing provisions of this Section 9, both the rights and obligations under this Agreement shall inure to the benefit of NPMC's and USMX's respective successors and assigns.

10. FORCE MAJEURE

    Except for the obligation to make payments of money when due hereunder, the obligations of USMX and the term of this Agreement shall be suspended and extended to the extent and for the period that performance is prevented by any cause beyond USMX's reasonable control, PROVIDED, HOWEVER, that all periods of such suspension and/or extension shall not exceed a cumulative total period of twelve (12) months. Such causes shall include but not be limited to actual labor disputes (however arising and whether or not employee demands are reasonable or unreasonable or within the power of USMX to grant); acts of God; laws, regulations, orders, proclamations, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any Approvals or any private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of federal, state or local environmental standards; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or unusually adverse weather conditions. USMX shall give prompt Notice to NPMC of any suspension of performance caused by force majeure, stating in that Notice the nature of the suspension, the reasons for the suspension, and the expected duration of the suspension. USMX shall make diligent efforts to remove such preventing or delaying cause and to fulfill all other obligations, including any obligations which are hindered but not prevented thereby, and shall resume performance as soon as reasonably practicable. It is specifically agreed that a suspension caused by force majeure shall extend the five (5) year period described in Section 6.1 for the duration of the force majeure, subject to the cumulative twelve (12) month total limitation described above in this Section 10.

11. COOPERATION OF NPMC

    NPMC agrees to comply with all reasonable requests by USMX for assistance and cooperation in obtaining all Approvals; PROVIDED, HOWEVER, that USMX shall remain solely responsible for obtaining all Approvals and provided further that if NPMC incurs out-of-pocket expenses in providing such assistance, USMX shall reimburse NPMC for the reasonable costs of same.

12. PRESS RELEASES

    No press release shall be issued by either Party concerning this Agreement, or the results of any Operations or proposed Operations hereunder unless and until approved in advance in writing by the other Party. Such approval shall not be withheld unreasonably; however, if applicable securities laws clearly require public disclosure of the terms of this transaction, or the results of any Operations or proposed Operations hereunder, USMX may issue a press release within two (2) business days after providing a copy of the proposed release to NPMC and agreeing to make reasonable changes in the wording of the release if requested to do so by NPMC.

13. CONFIDENTIALITY

    The financial terms of this Agreement and all information relating to the Property that is derived pursuant to this Agreement, shall be the exclusive property of the Parties and shall be treated by the Parties as strictly confidential and shall not be disclosed to any third parties without the prior written consent of both parties hereto, which consent shall not be withheld unreasonably. Following Notice to the other party and provided that the third party agrees in writing to treat the same as confidential to the same extent as the Parties are hereby obligated, it is specifically agreed that such information may be provided without the consent of the other party, to:

    (a) lending institutions or lenders, as described in Section 3, for purposes of obtaining financing;

    (b) to an Affiliate, consultant, contractor or subcontractor that has a bona fide need to be informed;

    (c) to any third party to whom the disclosing Party contemplates a transfer of all or any part of its interest in or to this Agreement or the Property; or

    (d) to a governmental agency (including without limitation the SEC) or to the public which the disclosing Party believes in good faith is clearly required by pertinent law or regulation or the rules of any stock exchange; provided however, that if there is a readily ascertainable statutory or regulatory procedure available to maintain some or all of the disclosed information confidential, then prior to or simultaneously with making such disclosure the disclosing Party shall seek protection for the information being disclosed to the maximum extent such protection is available.

This Section 13 shall survive the termination of this Agreement and shall remain in effect for two (2) years following the date of termination.

14. TIME OF THE ESSENCE

    The parties acknowledge that NPMC desires to see the Property brought into Commercial Production at the earliest possible date, consistent with the provisions of this Agreement. Accordingly, NPMC and USMX agree that time shall be of the essence of this Agreement.

15. APPROVALS OF BOARDS OF DIRECTORS

    NPMC and USMX each hereby represent to the other party that this Agreement has been approved by their respective Boards of Directors.

16. GOVERNING LAW

    This Agreement shall be governed by and construed in accordance with the laws of the State of Alaska.

17. MEMORANDUM OF AGREEMENT

    Concurrently with the execution of this Agreement, NPMC and USMX shall execute and deliver for recording and filing in the appropriate recording districts a memorandum of this Agreement so as to provide constructive notice of the parties' respective rights hereunder. This Agreement shall not be recorded.

18. NOTICES

    All notices, payments and other required communications ("Notices") to the parties shall be in writing and shall be addressed respectively as follows:

         NPMC:     North Pacific Mining Corporation
                   2525 C Street
                   Anchorage, AK  99503-2689
                   [or P.O. Box 93330
                    Anchorage, AK 99509-3330]
                   Fax: (907) 279-8836

         USMX:     USMX, Inc.
                   141 Union Blvd., Suite 100
                   Lakewood, CO  80228
                   Fax: (303) 980-1363

All Notices shall be given: (i) by personal delivery to the other party, or
(ii) by fax, with a confirmation sent by registered or certified mail, return receipt requested, or (iii) by registered or certified mail, return receipt requested. All Notices shall be effective and shall be deemed delivered
(i) if by personal delivery on the date of delivery if delivered during normal business hours, and if not delivered during normal business hours, on the next business day following delivery, (ii) if by electronic communication on the next business day following receipt of the electronic communication, and (iii) if solely by mail on the next business day after actual receipt. Either party may change its address by Notice to the other party.

19. SURRENDER OF PROPERTIES AND AGREEMENT

    USMX at any time may elect to surrender all of its rights in this Agreement and the Property and relinquish same, provided that it first offers to reassign the Property to NPMC before allowing it to be abandoned. USMX shall provide Notice to NPMC of its intent to release or abandon such rights on or before March 1 of the calendar year in which such release or abandonment is proposed to occur. NPMC shall have sixty (60) days from such Notice to accept the Property, at no cost to NPMC. USMX may not release or abandon only a portion of the Property until USMX has made a Production Decision as to at least one of the Leases and has given Notice of such decision to NPMC and may not release or abandon any of the Property unless and until USMX has completed all Reclamation on such Property or has otherwise made adequate provision for completion of its Reclamation obligations. Upon any termination of this Agreement, USMX shall have six (6) months in which to remove all equipment and facilities placed upon the Property by it.

20. SHAREHOLDER HIRE

    USMX shall give sixty (60) days advance Notice to NPMC or any other entity designated by NPMC, of all anticipated job openings; and in hiring employees for work on the Property, USMX shall give first preference to equally qualified and available CIRI

Shareholders and members of their immediate families and shall then give a preference to equally qualified and available local residents.

21. BIDDING OPPORTUNITY
    USMX shall invite, and consider in good faith, proposals or bids from NPMC, CIRI and their Affiliates for work in connection with Operations. NPMC shall be given as much advance notice as is reasonably practicable (but in no event less than fifteen (15) days unless an emergency situation is present) prior to notice being given to other potential bidders for all proposed contract and subcontract work to be performed pursuant to this Agreement. This advance notice requirement shall not apply to proposed contracts in process (meaning those contracts for which bids were solicited prior to the Effective Date) or contracts completed as of the date of execution of this Agreement.

22. ENTIRE AGREEMENT

    This Agreement contains the entire understanding of NPMC and USMX regarding the subject matter hereof and supersedes all prior agreements and understandings relating thereto, including but not limited to the Letter Agreement. In the event of any conflict between the terms of this Agreement and any Exhibit or Schedule attached hereto, the terms of this Agreement shall be controlling.

23. SURVIVAL OF OBLIGATIONS

    The obligations created by Sections 12 and 13 of this Agreement and all applicable sections of Exhibit "B" shall survive the termination of this Agreement, except upon termination due to NPMC's election to enter into the Mining Venture Agreement pursuant to Section 5.1 above, and shall continue to be binding upon the parties.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                             NORTH PACIFIC MINING CORPORATION


                             By:  /s/ Jerry Booth
                                -----------------------------
                             Title:  VP Energy and Minerals
                                   --------------------------


                             USMX, INC.


                             By:  /s/  James Knox
                                ----------------------------
                             Title:   President
                                   -------------------------

                                      EXHIBIT D

                                          to

                                      AGREEMENT
                                       Between
                          NORTH PACIFIC MINING CORPORATION,
                                an Alaska corporation
                                         and
                          USMX, INC., a Delaware corporation
                          Dated Effective December 16, 1994



                      DEMAND AND PIGGY BACK REGISTRATION RIGHTS

    Pursuant to Section 4 of the Agreement, USMX has agreed that, following the expiration of the Shelf Registration Period (and any extensions thereof pursuant to Section 4.2(f)), if, in NPMC's reasonable judgment, NPMC is unable to resell the Shares which it may continue to hold without restriction (whether in reliance on Rule 144(k) or any similar rule), then NPMC shall have the right, on not more than two occasions during the four year period following the Expiration of the Shelf Registration Period, upon written request to USMX, to require USMX to file a registration statement with the U.S. Securities and Exchange Commission ("the Commission") under the Securities Act of 1933, as amended (the "Securities Act") to facilitate the sale and distribution of all of the USMX Stock then held by NPMC. USMX shall not be required to file a registration statement more than twice for NPMC, except upon the conditions set forth herein. In addition to the conditions set forth below, USMX may refuse NPMC's request for a registration of the USMX Stock NPMC wishes to then sell upon NPMC's receipt of an opinion that is addressed to NPMC and that expressly authorizes NPMC to rely thereon, furnished at USMX's sole expense, from counsel reasonably acceptable and in form and content reasonably acceptable to NPMC, that NPMC may publicly sell such USMX Stock without restriction under the applicable federal and state securities laws, rules and regulations.

    Upon receipt by USMX of a written request for registration, USMX shall, as soon as is practicable, but in no event more than sixty (60) days after receipt of such written request, file with the Commission, and use its best efforts to cause to become effective, a registration statement under the Securities Act (a "Registration Statement") which shall cover the USMX Stock specified in the initial written request.

    If so requested by NPMC, the public offering or distribution of USMX Stock under this Agreement shall be pursuant to a firm commitment underwriting, the managing underwriter of which shall be an investment banking firm selected and engaged by NPMC and approved by USMX, which approval shall not be unreasonably withheld. USMX shall enter into the same underwriting agreement as shall NPMC, containing representations, warranties and agreements not substantially different from those customarily made by an issuer in underwriting agreements with respect to secondary distributions.

    NPMC may, before such a Registration Statement becomes effective, withdraw its USMX Stock from sale, should the terms of sale not be reasonably satisfactory to it, however, such registration shall be deemed to have occurred for purposes of this Agreement, unless NPMC pays within sixty (60) days after any such withdrawal, all of the out-of-pocket expenses of USMX incurred in connection with such registration.

    In addition to the foregoing rights, if, at any time after the Shelf Registration Period USMX proposes to register any of its equity securities under the Securities Act, whether or not for its own account, on a form and in a manner which would permit registration of the USMX Stock for sale to the public under the Securities Act (other than a registration statement (a) on Form S-4 or Form S-8, or the successor Form to such Forms, (b) filed in connection with an exchange offer, or (c) relating to a transaction pursuant to Rule 145 of the Securities Act), USMX will at such time notify NPMC in writing of its intention to do so, describing such securities and specifying the form and manner and the other relevant facts involved in such proposed registration. Upon the written request of NPMC delivered to USMX within ten (10) days after the giving of any such notice (which request shall specify the number of shares of USMX Stock intended to be disposed of by NPMC and the intended manner of disposition thereof), USMX shall include in such registration statement the USMX Stock which NPMC has requested USMX to register, provided that:

         (i) If, at any time after giving notice of USMX's intention to register any of its securities and prior to the effective date of the registration statement filed in connection with such registration, USMX shall determine for any reason not to register such securities, USMX may, at its election, give notice of such determination to NPMC and thereupon will be relieved of its obligation to register the USMX Stock in connection with such registration; and

         (ii) If the registration so proposed by USMX involves an underwritten offering of the securities being registered, whether or not for sale for the account of USMX, to be distributed (on a firm commitment or a best efforts basis) by or through one or more underwriters, and the managing underwriter of such underwritten offering shall advise USMX in writing that, in its good faith judgment, the shares of USMX's Stock then held by NPMC, plus all the shares to be offered otherwise pursuant to the offering, are greater than can be accommodated without interfering with the successful marketing of all the securities to be offered for the account of USMX, then the managing underwriter or underwriters shall reduce or eliminate the securities proposed to be sold by NPMC and any other partiesother than USMX to a number deemed satisfactory by the managing underwriter or underwriters.

    Such "piggy back" offerings shall not count towards NPMC's right to require USMX to file a Registration Statement in two (2) offerings.

    In connection with any registration statement filed by USMX to register the USMX Stock held by NPMC, USMX shall be responsible for all fees incurred by it in connection with such registration, including all Commission filing fees, telephone and delivery expenses, fees and disbursements of counsel for USMX, fees and disbursements of the auditors and accountants for USMX and costs of delivering a reasonable number of copies of the prospectus and all amendments thereto included in the Registration Statement to facilitate the sale of the USMX Stock by NPMC. NPMC shall be responsible for the fees and disbursements of its own advisors, and all expenses of sale, including any commissions and expenses of underwriters or selling agents solely attributable to the USMX Stock being offered and sold by NPMC.

    If and whenever USMX is obligated by the provisions of this Agreement to effect the registration of any USMX Stock under the Securities Act, USMX shall promptly:

    (i) Prepare and file with the Commission any amendments and supplements to the Registration Statement and to the prospectus used in connection therewith as may be necessary to keep the Registration Statement effective and to comply with the provisions of the Securities Act and the rules and regulations promulgated thereunder with respect to the disposition of all USMX Stock covered by the Registration Statement for the period required to effect the distribution of such USMX Stock, but in no event shall USMX be required to do so for a period exceeding the greater of (A) the period required to effect the distribution of
securities for   the account of USMX; and (B) One Hundred Eighty (180) days from the effective date of the Registration Statement.

   (ii)  Notify NPMC and its underwriter, and confirm such advice in writing,
(A) when a Registration Statement becomes effective, (B) when any post-effective amendment to a Registration Statement becomes effective and
(C) of any request by the Commission for additional information or for any amendment of or supplement to a Registration Statement or any prospectus relating thereto;

  (iii) Furnish at USMX's expense to NPMC such number of copies of a preliminary, final, supplemental or amended prospectus, in conformity with the requirements of the Securities Act and the rules and regulations promulgated thereunder, as may reasonably be required in order to facilitate the disposition of the USMX Stock covered by a Registration Statement, but only while USMX is required under the provisions hereof to cause a Registration Statement to remain effective; and

   (iv) Register or qualify at USMX's expense the USMX Stock covered by a Registration Statement under such other securities or blue sky laws of such jurisdictions in the United States as NPMC shall reasonably request, and do any and all other acts and things which may be necessary to enable NPMC to consummate the disposition in such jurisdictions of such USMX Stock; provided, however, that USMX shall in no event be required to qualify to do business as a foreign corporation or as a dealer in any jurisdiction where it is not so qualified, to amend its articles of incorporation or to change the composition of its assets at the time to conform with the securities or blue sky laws of such jurisdiction, to take any action that would subject it to service of process in suits other than those arising out of the offer and sale of the USMX Stock covered by the Registration Statement or to subject itself to taxation in any jurisdiction where it has not theretofore done so.

    In the event of any registration under the Securities Act or any USMX Stock pursuant to this Agreement, USMX shall indemnify and hold harmless NPMC, any underwriter of NPMC, each officer, director, employee or agent of NPMC, and each other person if any, who controls NPMC or underwriter with the meaning of
Section 15 of the Securities Act, against any losses, costs, claims, damages or liabilities, joint or several (or actions in respect thereof) ("Losses"), incurred by or to which each such indemnified party may become subject, under the Securities Act or otherwise, but only to the extent such Losses arise out of or based upon (i) any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any Registration Statement under which such USMX Stock was registered under the Securities Act, in any preliminary prospectus
(if used prior to the effective date of such Registration Statement) or in any final prospectus or in any post-effective amendment or supplement thereto (if used during the period USMX is required to keep the Registration
Statement effective) (the "Disclosure Documents"), (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading or
(iii) any violation of any federal or state securities laws or rules or regulations thereunder committed by USMX in connection with the performance of its obligations under this Agreement; and USMX shall reimburse each such indemnified party for all legal or other expenses reasonably incurred by such party in connection with investigating or defending any such claims, including any amounts paid in settlement of any litigation, commenced or threatened; provided, however, that USMX shall not be liable to an indemnified party in any such case to the extent that any such Losses arise out of or are based upon (i) an untrue statement or alleged untrue statement or omission or alleged omission (x) made in any such Disclosure Documents in reliance upon and in conformity with written information furnished to USMX by or on behalf of such indemnified party specifically for use in the preparation thereof, (y) made in any preliminary or summary prospectus if a copy of the final prospectus was not delivered to the person alleging any loss, claim, damage or liability for which Losses arise at or prior to the written confirmation of the sale of such USMX Stock to such person and the untrue statement or omission concerned had been corrected in such final prospectus or (z) made in any prospectus used by such indemnified party if a court of competent jurisdiction finally determines that at the time of such use such indemnified party had actual knowledge of such untrue statement or omission or (ii) the delivery by an indemnified party of any prospectus after such time as USMX has advised such indemnified party in writing that the filing of a post-effective amendment or supplement thereto is required, except the prospectus as so amended or supplemented, or the delivery of any prospectus after such time as the obligation of USMX to keep the same current and effective has expired.

    Promptly after the receipt by any party hereto of notice of any claim, action, suit or proceeding by any person who is not a party to this Agreement (collectively, an "Action") which is subject to indemnification hereunder, such party (the "Indemnified Party") shall give reasonable written notice to the party from whom indemnification is claimed (the "Indemnifying Party"). The Indemnifying Party shall be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any such Action. The Indemnified Party shall cooperate with the party assuming the defense, compromise or settlement of any such Action in accordance herewith in any manner that such party reasonably may request. The Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of the Indemnified Party. No Indemnifying Party shall settle or compromise any such Action in which any relief other than the payment of money damages is sought against any Indemnified Party unless the Indemnified Party consents in writing to such compromise or settlement, which consent shall not be unreasonably withheld. No Indemnified Party shall settle or compromise any such Action for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, unless the Indemnifying Party shall have failed, after reasonable Notice thereof, to undertake control of such Action in the manner provided above in this provision.

    If the indemnification provided for above is unavailable to or insufficient to hold the Indemnified Party harmless as set forth above in respect of any Losses referred to therein for any reason other than as specified therein, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and such Indemnified Party on the other in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by (or omitted to be supplied by) USMX or NPMC (or underwriter) and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by an Indemnified Party as a result of the Losses referred to above in this Agreement shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

    If the Indemnified Party is deemed to be partially liable in an Action, and such applicable liability is not subject to indemnification as set forth above, the "Partially Indemnified Party" shall be entitled to employ separate counsel, at its own expense, and shall have the right to participate in the defense of any Action. No compromise or settlement of any Action shall be entered into without the consent of the Partially Indemnified Party.






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